EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated December 15, 2015, relating to the consolidated financial statements of Poverty Dignified, Inc. and subsidiary (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Poverty Dignified, Inc. and subsidiary for the year ended August 31, 2016.

Charlotte, North Carolina

November 23, 2016